Exhibit 99.1

July 28, 2020 First Busey Announces 2020 Second Quarter Earnings Champaign, IL – (Nasdaq: BUSE) Message from our President & CEO

Second Quarter Financial Results

The net income for First Busey Corporation (“First Busey” or the “Company”) for the second quarter of 2020 was $25.8 million, or $0.47 per diluted common share, as compared to $15.4 million, or $0.28 per diluted common share, for the first quarter of 2020 and $24.1 million, or $0.43 per diluted common share, for the second quarter of 2019.  Adjusted net income1 for the second quarter of 2020 was $26.2 million, or $0.48 per diluted common share, as compared to $15.5 million, or $0.28 per diluted common share, for the first quarter of 2020 and $29.5 million, or $0.53 per diluted common share, for the second quarter of 2019. Pre-provision net revenue1 for the second quarter of 2020 was $45.4 million as compared to $35.8 million for the first quarter of 2020 and $34.3 million for the second quarter of 2019.  Adjusted pre-provision net revenue1 for the second quarter of 2020 was $46.4 million as compared to $38.2 million for the first quarter of 2020 and $42.8 million for the second quarter of 2019.  For the second quarter of 2020, annualized return on average assets and annualized return on average tangible common equity1 were 1.00% and 12.02%, respectively.  Based on adjusted net income1, annualized return on average assets was 1.02% and annualized return on average tangible common equity1 was 12.20% for the second quarter of 2020.

The Company’s performance was solid during the quarter as it continued to navigate the coronavirus disease 2019 (“COVID-19”) pandemic and record appropriate reserves. During the quarter, due to Paycheck Protection Program (“PPP”) loans and other factors, the Company’s total assets exceeded $10 billion. If the Company remains over $10 billion in assets at year-end, it will begin to face limitations on interchange fees and heightened supervision and regulation in 2021. In future quarters, COVID-19 is expected to have a complex and continued adverse impact on the economy, the banking industry and First Busey, all subject to a high degree of uncertainty as it relates to both timing and severity. Primary areas of potential future impact to the Company may include further margin compression, increased provision expense, lower wealth management and customer service fees and a deterioration in asset quality.

On January 1, 2020, the Company adopted ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss (“CECL”) model. Upon adoption of CECL, the Company recognized a $16.8 million increase in its allowance for credit losses, substantially attributable to the remaining loan fair value marks on prior acquisitions, and a $5.5 million increase in its reserve for unfunded commitments. Under accounting rules, the reserve for unfunded commitments is carried on the balance sheet in other liabilities rather than as a component of the allowance for credit losses. These one-time increases, net of tax, were $15.9 million and recorded as an adjustment to beginning retained earnings. Ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, originated and acquired loan portfolio composition, credit performance trends, portfolio duration, and other factors. During the second quarter of 2020, the Company recorded provision for credit losses of $12.9 million and provision for unfunded commitments of $0.6 million primarily as a result of economic factors around COVID-19. The allowance increased from $53.7 million at December 31, 2019, to $84.4 million at March 31, 2020, to $96.0 million at June 30, 2020, representing 1.33% of portfolio loans outstanding, 1.48% of portfolio loans excluding PPP loans, and 378.43% of non-performing loans at June 30, 2020.

The Company views certain non-operating items, including acquisition-related and restructuring charges, as adjustments to net income reported under U.S. generally accepted accounting principles (“GAAP”). Non-operating pretax adjustments for the second quarter of 2020 were $0.1 million of expenses related to acquisitions and $0.3 million of restructuring expenses. The Company believes that non-GAAP measures (including adjusted pre-provision net revenue, adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible book value, tangible book value per share and return on average tangible common equity), facilitate the assessment of its financial results and peer comparability. A reconciliation of these non-GAAP measures is included in tabular form at the end of this release.

COVID-19 Update

First Busey continues to operate as an essential community resource during these unprecedented times resulting from COVID-19. The Company entered this crisis from a position of strength and remains resolute in its focus on serving its customers, communities and associates while protecting its balance sheet.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

1

To alleviate some of the financial hardships qualifying customers may face as a result of COVID-19, First Busey is offering an internal Financial Relief Program. The program includes options for short-term loan payment deferrals and certain fee waivers. As of June 30, 2020, the Company had 1,122 commercial loan payment deferrals representing $1.12 billion in loans, 949 mortgage/personal loan payment deferrals representing $130.2 million in loans and an additional 638 deferrals for $80.9 million of mortgage loans in the serviced portfolio. An update on the deferral program as of July 24, 2020 is provided in the 2Q20 Quarterly Earnings Supplement presentation.

As part of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), Congress appropriated approximately $349 billion for the creation of the PPP and then authorized a second phase for another $310 billion in PPP loans. The program provided payroll assistance for the nation’s nearly 30 million small businesses—and select nonprofits—in the form of 100% government-guaranteed low-interest loans from the U.S. Small Business Administration. First Busey served as a bridge for the program, actively helping existing and new business clients sign up for this important financial resource. At June 30, 2020, First Busey had $746.4 million in PPP loans outstanding, with an amortized cost of $729.3 million, representing 4,445 new and existing customers.

Subordinated Debt Issuance

To further enhance the Company’s strong capital and liquidity positions, First Busey completed a successful public offering of $125.0 million 5.25% Fixed-to-Floating Rate Subordinated Notes due 2030 during the quarter. This issuance of regulatory capital qualifying subordinated debt contributed to an increase in the First Busey total risk based capital ratio, which was 16.23% at June 30, 2020, compared to 13.85% at March 31, 2020, while also significantly bolstering the cash reserves held at the holding company.

Banking Center Consolidation Plan

After careful consideration and analysis, the Company decided in July 2020 its plan to consolidate 12 branches to ensure a balance between the Company’s physical banking center network and robust digital banking services. An efficient banking center footprint and strategic service models are necessary to keep First Busey competitive, responsive and independent. The banking centers will close in October 2020. When fully realized, annualized expense savings net of expected associated revenue impacts are anticipated to be approximately $3.3 million with the impact of these cost savings beginning to be realized in the fourth quarter of 2020. One-time expenses expected in relation to the banking centers closings are anticipated to be incurred during the third and fourth quarters of 2020.

First Busey’s goal of being a strong community bank for the communities it serves begins with outstanding associates. The Company is honored to be named among the 2020 Best Places to Work in Illinois by Daily Herald Business Ledger, the 2020 Best Companies to Work For in Florida by Florida Trend magazine, the 2020 Best Place to Work in Indiana by the Indiana Chamber of Commerce, 2019 Best Banks to Work For by American Banker, the 2019 Best-In-State Banks for Illinois by Forbes and Statista, the 2019 Best Places to Work in St. Louis by the St. Louis Business Journal and the 2019 Best Places to Work in Money Management by Pensions and Investments.

First Busey takes pride in its culture and is thankful for the exceptional work over the past few months carried out by its associates. In today’s fluid, ever-evolving landscape, the Company remains steadfast in its commitment to the customers and communities it serves.

/s/ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

2

SELECTED  FINANCIAL HIGHLIGHTS1

(dollars in thousands, except per share data)

	As of and for the Three Months Ended				As of and for the Six Months Ended
	June 30,	March 31,	December 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2019	2020	2019
EARNINGS & PER SHARE DATA
Pre-provision net revenue[2,4]	$45,394	$35,849	$37,479	$34,330	$81,243	$71,453
Revenue[3]	98,462	96,363	102,969	102,350	194,825	196,636
Net income	25,806	15,364	28,571	24,085	41,170	49,554
Diluted earnings per share	0.47	0.28	0.52	0.43	0.75	0.90
Cash dividends paid per share	0.22	0.22	0.21	0.21	0.44	0.42
Net income by operating segment
Banking	$25,985	$14,924	$29,573	$24,441	$40,909	$51,106
Remittance Processing	528	860	958	1,105	1,388	2,130
Wealth Management	3,082	3,599	3,465	2,845	6,681	5,486
AVERAGE BALANCES
Cash and cash equivalents	$563,022	$477,242	$533,519	$328,414	$520,132	$327,525
Investment securities	1,717,790	1,738,564	1,677,962	1,897,486	1,728,177	1,810,237
Loans held for sale	108,821	61,963	68,480	25,143	85,392	21,218
Portfolio loans	7,216,825	6,658,277	6,657,283	6,528,326	6,937,551	6,329,596
Interest-earning assets	9,485,200	8,817,544	8,810,505	8,666,136	9,151,372	8,378,862
Total assets	10,374,820	9,688,177	9,713,858	9,522,678	10,031,499	9,198,975

Non-interest bearing deposits	2,472,568	1,842,743	1,838,523	1,747,746	2,157,656	1,682,691
Interest-bearing deposits	6,073,795	6,081,972	6,052,529	5,970,408	6,077,884	5,782,495
Total deposits	8,546,363	7,924,715	7,891,052	7,718,154	8,235,540	7,465,186
Securities sold under agreements to repurchase	184,208	182,280	204,076	193,621	183,244	199,045
Interest-bearing liabilities	6,527,709	6,512,217	6,537,611	6,493,885	6,519,964	6,280,175
Total liabilities	9,141,550	8,470,017	8,489,411	8,326,876	8,805,784	8,042,900
Stockholders' common equity	1,233,270	1,218,160	1,224,447	1,195,802	1,225,715	1,153,075
Tangible stockholders' common equity[4]	863,571	845,920	845,179	818,951	854,746	788,289
PERFORMANCE RATIOS
Pre-provision net revenue to average assets[2,4]	1.76%	1.49%	1.53%	1.45%	1.63%	1.57%
Return on average assets[4]	1.00%	0.64%	1.17%	1.01%	0.83%	1.09%
Return on average common equity	8.42%	5.07%	9.26%	8.08%	6.75%	8.67%
Return on average tangible common equity[4]	12.02%	7.30%	13.41%	11.80%	9.69%	12.68%
Net interest margin[4,5]	3.03%	3.20%	3.27%	3.43%	3.11%	3.45%
Efficiency ratio[4]	50.97%	59.69%	60.54%	63.62%	55.28%	60.92%
Non-interest revenue as a % of total revenue[3]	28.08%	27.95%	30.14%	28.26%	28.01%	27.88%
NON-GAAP INFORMATION
Adjusted pre-provision net revenue[2,4]	$46,448	$38,211	$41,131	$42,823	$84,659	$81,425
Adjusted net income[4]	26,191	15,479	31,782	29,498	41,670	56,112
Adjusted diluted earnings per share[4]	0.48	0.28	0.57	0.53	0.76	1.02
Adjusted pre-provision net revenue to average assets[4]	1.80%	1.59%	1.68%	1.80%	1.70%	1.78%
Adjusted return on average assets[4]	1.02%	0.64%	1.30%	1.24%	0.84%	1.23%
Adjusted return on average tangible common equity[4]	12.20%	7.36%	14.92%	14.45%	9.80%	14.35%
Adjusted net interest margin[4,5]	2.93%	3.07%	3.14%	3.27%	3.00%	3.29%
Adjusted efficiency ratio[4]	50.48%	59.54%	57.02%	56.55%	54.96%	56.49%

1 Results are unaudited.

2 Net interest income plus non-interest income, excluding security gains and losses, less non-interest expense.

3 Revenue consist of net interest income plus non-interest income, excluding security gains and losses.

4 See “Non-GAAP Financial Information” below for reconciliation.

5 On a tax-equivalent basis, assuming a federal income tax rate of 21%.

3

Condensed Consolidated Balance Sheets1

(dollars in thousands, except per share data)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Assets
Cash and cash equivalents	$1,050,072	$342,848	$529,288	$525,457	$420,207
Investment securities	1,701,992	1,770,881	1,654,209	1,721,865	1,869,143

Loans held for sale	108,140	89,943	68,699	70,345	39,607

Commercial loans	5,637,999	5,040,507	4,943,646	4,900,430	4,759,329
Retail real estate and retail other loans	1,591,021	1,704,992	1,743,603	1,768,985	1,772,797
Portfolio loans	$7,229,020	$6,745,499	$6,687,249	$6,669,415	$6,532,126

Allowance	(96,046)	(84,384)	(53,748)	(52,965)	(51,375)
Premises and equipment	146,951	149,772	151,267	153,641	149,726
Goodwill and other intangibles	368,053	370,572	373,129	381,323	375,327
Right of use asset	8,511	9,074	9,490	9,979	10,426
Other assets	319,272	327,200	276,146	274,700	267,480
Total assets	$10,835,965	$9,721,405	$9,695,729	$9,753,760	$9,612,667

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$2,764,408	$1,910,673	$1,832,619	$1,779,490	$1,766,681
Interest-bearing checking, savings, and money market deposits	4,781,761	4,580,547	4,534,927	4,498,005	4,316,730
Time deposits	1,363,497	1,482,013	1,534,850	1,652,971	1,749,811
Total deposits	$8,909,666	$7,973,233	$7,902,396	$7,930,466	$7,833,222

Securities sold under agreements to repurchase	194,249	167,250	205,491	202,500	190,846
Short-term borrowings	24,648	21,358	8,551	29,739	30,761
Long-term debt	256,837	134,576	182,522	183,968	185,576
Junior subordinated debt owed to unconsolidated trusts	71,387	71,347	71,308	71,269	71,230
Lease liability	8,601	9,150	9,552	10,101	10,531
Other liabilities	134,493	126,906	95,475	109,736	86,893
Total liabilities	$9,599,881	$8,503,820	$8,475,295	$8,537,779	$8,409,059
Total stockholders' equity	$1,236,084	$1,217,585	$1,220,434	$1,215,981	$1,203,608
Total liabilities & stockholders' equity	$10,835,965	$9,721,405	$9,695,729	$9,753,760	$9,612,667

Share Data
Book value per common share	$22.67	$22.38	$22.28	$22.03	$21.73
Tangible book value per common share[2]	$15.92	$15.57	$15.46	$15.12	$14.95
Ending number of common shares outstanding	54,516,000	54,401,208	54,788,772	55,197,277	55,386,636

1 Results are unaudited except for amounts reported as of December 31, 2019.

2 See “Non-GAAP Financial Information” below for reconciliation, excludes tax effect of other intangible assets.

4

Condensed Consolidated Statements of Income1

(dollars in thousands, except per share data)

	For the		For the
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest and fees on loans	$71,089	$78,031	$143,625	$149,820
Interest on investment securities	9,999	12,352	20,658	23,612
Other interest income	145	1,083	1,383	2,315
Total interest income	$81,233	$91,466	$165,666	$175,747

Interest on deposits	7,721	14,154	19,948	26,654
Interest on securities sold under agreements to repurchase	100	627	508	1,210
Interest on short-term borrowings	118	494	185	685
Interest on long-term debt	1,745	1,871	3,299	3,581
Interest on junior subordinated debt owed to unconsolidated trusts	736	892	1,480	1,806
Total interest expense	$10,420	$18,038	$25,420	$33,936

Net interest income	$70,813	$73,428	$140,246	$141,811
Provision for credit losses	12,891	2,517	30,107	4,628
Net interest income after provision for credit losses	$57,922	$70,911	$110,139	$137,183

Wealth management fees	10,193	9,488	21,748	18,517
Fees for customer services	7,025	9,696	15,386	17,793
Remittance processing	3,718	3,717	7,471	7,497
Mortgage revenue	2,705	2,851	4,086	4,796
Income on bank owned life insurance	2,282	2,102	3,339	3,080
Security gains (losses), net	315	(1,026)	902	(984)
Other	1,726	1,068	2,549	3,142
Total non-interest income	$27,964	$27,896	$55,481	$53,841

Salaries, wages and employee benefits	28,555	34,268	62,558	66,609
Data processing	4,051	5,616	8,446	10,017
Net occupancy expense of premises	4,448	4,511	9,163	8,713
Furniture and equipment expense	2,537	2,352	4,986	4,447
Professional fees	1,986	3,192	3,810	6,379
Amortization of intangible assets	2,519	2,412	5,076	4,506
Other	8,972	15,669	19,543	24,512
Total non-interest expense	$53,068	$68,020	$113,582	$125,183

Income before income taxes	$32,818	$30,787	$52,038	$65,841
Income taxes	7,012	6,702	10,868	16,287
Net income	$25,806	$24,085	$41,170	$49,554

Per Share Data
Basic earnings per common share	$0.47	$0.43	$0.75	$0.91
Diluted earnings per common share	$0.47	$0.43	$0.75	$0.90
Average common shares outstanding	54,489,403	55,638,187	54,575,595	54,464,167
Diluted average common shares outstanding	54,705,273	55,941,117	54,807,170	54,764,129

1 Results are unaudited.

5

Balance Sheet Growth

At June 30, 2020, portfolio loans were $7.23 billion, as compared to $6.75 billion as of March 31, 2020 and $6.53 billion as of June 30, 2019. The amortized cost of PPP loans of $729.3 million are included in the June 30, 2020 balance. When excluding the PPP loans, total commercial loans declined by $131.8 million during the quarter. Decreased line utilization by commercial customers accounted for approximately $78.4 million of this decline.

Average portfolio loans were $7.22 billion for the second quarter of 2020 as compared to $6.66 billion in the first quarter of 2020 and $6.53 billion in the second quarter of 2019. The average balance of PPP loans in the second quarter of 2020 were $579.5 million. Average interest-earning assets for the second quarter of 2020 increased to $9.49 billion compared to $8.82 billion for the first quarter of 2020 and $8.67 billion for the second quarter of 2019.

Total deposits were $8.91 billion at June 30, 2020, compared to $7.97 billion at March 31, 2020 and $7.83 billion at June 30, 2019. The increase in deposits for the second quarter of 2020 is attributable to retention of PPP loan funding in customer deposit accounts, other core deposit growth and seasonality in public funds. The Company remains funded primarily through core deposits with significant market share in its primary markets.

Net Interest Margin and Net Interest Income

Net interest margin for the second quarter of 2020 was 3.03%, compared to 3.20% for the first quarter of 2020 and 3.43% for the second quarter of 2019. While net interest margin declined, net interest income was $70.8 million in the second quarter of 2020 compared to $69.4 million in the first quarter of 2020. Net interest income was $73.4 million in the second quarter of 2019.

The Federal Open Market Committee (“FOMC”) lowered Federal Funds Target Rates for the first time in 11 years on July 31, 2019 and then again on September 18, 2019 and October 30, 2019, for a combined decrease of 75 basis points during 2019. In response to the potential economic risks posed by COVID-19, the FOMC took further action during the first quarter of 2020, lowering the Federal Funds Target Rate by 50 basis points on March 3, 2020, followed by an additional 100 basis point reduction on March 15, 2020. These rate cuts contributed to the decline in net interest margin, as assets, in particular commercial loans, repriced more quickly and to a greater extent than liabilities.

Other factors contributing to the reported decline in net interest margin during the second quarter of 2020 include lower accretion income, the sizeable balance of lower-yielding PPP loans, the Company’s significant liquidity position, lower line utilization by commercial loan customers and the issuance of subordinated debt completed during the quarter.

Asset Quality

Loans 30-89 days past due were $5.2 million as of June 30, 2020, a decrease from $10.2 million as of March 31, 2020, and $18.0 million as of June 30, 2019. Non-performing loans totaled $25.4 million as of June 30, 2020, a decrease from $27.2 million as of March 31, 2020, and $33.1 million as of June 30, 2019. Continued disciplined credit management resulted in non-performing loans as a percentage of total loans of 0.35%, at June 30, 2020 as compared to 0.40% at March 31, 2020 and 0.51% at June 30, 2019. Non-performing loans as a percentage of total loans, excluding the amortized cost of PPP loans, was of 0.39% at June 30, 2020

Net charge-offs totaled $1.2 million for the quarter ended June 30, 2020 compared to $3.4 million and $2.1 million for the quarters ended March 31, 2020 and June 30, 2019, respectively.

The allowance as a percentage of portfolio loans increased to 1.33% at June 30, 2020, as compared to 1.25% at March 31, 2020 and 0.79% at June 30, 2019. The allowance as a percentage of portfolio loans, excluding the amortized cost of PPP loans, was 1.48% at June 30, 2020. The allowance as a percentage of non-performing loans increased to 378.43% at June 30, 2020 compared to 310.10% at March 31, 2020 and 155.33% at June 30, 2019.

As a matter of policy and practice, the Company limits the level of concentration exposure in any particular loan segment and maintains a well-diversified loan portfolio.

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Asset Quality1

(dollars in thousands)

	As of and for the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Portfolio loans	$7,229,020	$6,745,499	$6,687,249	$6,669,415	$6,532,126
Portfolio loans excluding amortized cost of PPP loans	6,499,734	6,745,499	6,687,249	6,669,415	6,532,126
Loans 30-89 days past due	5,166	10,150	14,271	12,434	18,040
Non-performing loans:
Non-accrual loans	25,095	25,672	27,896	31,827	32,816
Loans 90+ days past due	285	1,540	1,611	1,276	258
Total non-performing loans	$25,380	$27,212	$29,507	$33,103	$33,074
Total non-performing loans, segregated by geography
Illinois/ Indiana	16,285	17,761	20,428	24,296	24,509
Missouri	5,327	5,711	5,227	8,202	7,778
Florida	3,768	3,740	3,852	605	787
Other non-performing assets	3,755	3,553	3,057	926	936
Total non-performing assets	$29,135	$30,765	$32,564	$34,029	$34,010
Total non-performing assets to total assets	0.27%	0.32%	0.34%	0.35%	0.35%
Total non-performing assets to portfolio loans and non- performing assets	0.40%	0.46%	0.49%	0.51%	0.52%
Allowance to portfolio loans	1.33%	1.25%	0.80%	0.79%	0.79%
Allowance to portfolio loans, excluding PPP	1.48%	1.25%	0.80%	0.79%	0.79%
Allowance as a percentage of non-performing loans	378.43%	310.10%	182.15%	160.00%	155.33%
Net charge-offs	1,229	3,413	1,584	1,821	2,057
Provision	12,891	17,216	2,367	3,411	2,517

1 Results are unaudited.

Non-Interest Income

Total non-interest income of $28.0 million for the second quarter of 2020 increased as compared to $27.5 million in the first quarter of 2020 and $27.9 million in the second quarter of 2019. Revenues from wealth management fees and remittance processing activities represented 49.7% of the Company’s non-interest income for the quarter ended June 30, 2020, providing a balance to spread-based revenue from traditional banking activities.

Wealth management fees were $10.2 million for the second quarter of 2020, a decrease from $11.6 million for the first quarter of 2020 but an increase from $9.5 million for the second quarter of 2019. The decrease in second quarter of 2020 compared to first quarter of 2020 was primarily due to a $1.0 million seasonal decline in farm management fees, $0.7 million decline in trust and investment services fees as a result of market volatility offset by a seasonal increase in tax preparation fees of $0.4 million. Net income from the Wealth Management segment was $3.1 million for the second quarter of 2020, a decrease from $3.6 million for the first quarter of 2020 but an increase from $2.8 million in the second quarter of 2019. First Busey’s Wealth Management division ended the second quarter of 2020 with $9.02 billion in assets under care as compared to $8.93 billion at the end of the first quarter.

Fees for customer services were $7.0 million for the second quarter of 2020, a decrease from $8.4 million for the first quarter of 2020 and $9.7 million for the second quarter of 2019. The second quarter decrease was a result of deposit account fee waivers related to the Financial Relief Program and changing customer behaviors resulting from COVID-19. Personal and business overdraft fees were the most impacted, decreasing by $1.6 million in the second quarter of 2020 as compared to the first quarter of 2020.

7

Remittance processing revenue from the Company’s subsidiary, FirsTech, of $3.7 million for the second quarter of 2020 was down slightly from $3.8 million in the first quarter of 2020 but steady with the second quarter of 2019. The Remittance Processing operating segment generated net income of $0.5 million for the second quarter of 2020 as compared to $0.9 million in the first quarter of 2020 and $1.1 million in the second quarter of 2019. The net income decline in the second quarter was largely attributable to higher compensation expenses, including $0.3 million in one-time, non-operating severance related costs.

Mortgage revenue of $2.7 million in the second quarter of 2020 increased compared to $1.4 million in the first quarter of 2020 but decreased compared to $2.9 million in the second quarter of 2019. The increase in the second quarter of 2020 over first quarter was a due to higher mortgage production and stronger gain on sale margins.

Operating Efficiency

The efficiency ratio was 50.97% for the quarter ended June 30, 2020 compared to 59.69% for the quarter ended March 31, 2020 and 63.62% for the quarter ended June 30, 2019. The adjusted efficiency ratio1 was 50.48% for the quarter ended June 30, 2020, 59.54% for the quarter ended March 31, 2020, and 56.55% for the quarter ended June 30, 2019. The Company remains focused on expense discipline.

Specific areas of non-interest expense are as follows:

•	Salaries, wages and employee benefits were $28.6 million in the second quarter of 2020, a decrease from $34.0 million in the first quarter of 2020 and $34.3 million from the second quarter of 2019. The deferral of PPP loan origination costs of $3.8 million combined with a decrease in full-time equivalents contributed to the lower salaries, wages and benefits expense in the second quarter of 2020. Total full-time equivalents at June 30, 2020 numbered 1,480 compared to 1,507 at March 31, 2020 and 1,579 at June 30, 2019.

•	Other expense in the second quarter of 2020 of $9.0 million decreased compared to $10.6 million in the first quarter of 2020 and $15.7 million in the second quarter of 2019. The deferral of PPP loan origination costs of $1.1 million reduced other expense in the second quarter of 2020. Provision for unfunded commitments of $0.6 million and $1.0 million were recorded in the second and first quarter of 2020, respectively. Non-operating acquisition expenses of $0.1 million were recorded in the second and first quarter of 2020, related to the Investors’ Security Trust Company acquisition.

Capital Strength

The Company's strong capital levels, coupled with its earnings, have allowed First Busey to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on July 31, 2020 of $0.22 per common share to stockholders of record as of July 24, 2020. The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of June 30, 2020, the Company continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under applicable regulatory guidelines. The Company’s tangible common equity1 (“TCE”) was $883.9 million at June 30, 2020, compared to $863.5 million at March 31, 2020 and $845.4 million at June 30, 2019. TCE represented 8.43% of tangible assets at June 30, 2020, compared to 9.22% at March 31, 2020 and 9.13% at June 30, 2019.1

2Q20 Quarterly Earnings Supplement

For additional information on the Company’s response to COVID-19, financial condition and operating results, please refer to the 2Q20 Quarterly Earnings Supplement presentation furnished via Form 8-K on July 28, 2020, in conjunction with this earnings release.

1 A Non-GAAP financial measure. See “Non-GAAP Financial Information” below for reconciliation.

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Corporate Profile

As of June 30, 2020, First Busey Corporation (Nasdaq: BUSE) was a $10.84 billion financial holding company headquartered in Champaign, Illinois.

Busey Bank, the wholly-owned bank subsidiary of First Busey Corporation, had total assets of $10.82 billion as of June 30, 2020 and is headquartered in Champaign, Illinois, with 61 banking centers serving Illinois, 13 banking centers serving Missouri, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana. Through the Busey Wealth Management division, the Company provides asset management, investment and fiduciary services to individuals, businesses and foundations. As of June 30, 2020, assets under care were approximately $9.02 billion. Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 27 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states. More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Bank was named among Forbes’ 2019 Best-In-State Banks—one of five in Illinois and 173 from across the country, equivalent to 2.8% of all U.S.banks. Best-In-State Banks are awarded for exceptional customer experiences as determined by a survey sample of 25,000+ banking customers who rated banks on trust, terms and conditions, branch services, digital services and financial advice.

For more information about us, visit busey.com.

Contacts:

Jeffrey D. Jones, Chief Financial Officer

217-365-4130

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Non-GAAP Financial Information

This earnings release contains certain financial information determined by methods other than GAAP. These measures include adjusted pre-provision net revenue, adjusted net income, adjusted earnings per share, adjusted return on average assets, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company’s performance and in making business decisions. Management also uses these measures for peer comparisons.

A reconciliation to what management believes to be the most direct compared GAAP financial measures, specifically total net interest income in the case of pre-provision net revenue, net income in the case of adjusted net income, adjusted earnings per share and adjusted return on average assets, total net interest income in the case of adjusted net interest margin, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio and total stockholders’ equity in the case of tangible common equity, tangible common equity to tangible assets, tangible book value per share and return on average tangible common equity, appears below. The Company believes the adjusted measures are useful for investors and management to understand the effects of certain non-recurring non-interest items and provide additional perspective on the Company’s performance over time as well as comparison to the Company’s peers.

These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates or effective rates as appropriate.

Reconciliation of Non-GAAP Financial Measures – Adjusted Pre-Provision Net Revenue
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net interest income	$70,813	$69,433	$73,428	$140,246	$141,811
Non-interest income	27,964	27,517	27,896	55,481	53,841
Less securities gains and losses, net	(315)	(587)	1,026	(902)	984
Non-interest expense	(53,068)	(60,514)	(68,020)	(113,582)	(125,183)
Pre-provision net revenue	$45,394	$35,849	$34,330	$81,243	$71,453

Acquisition and other restructuring expenses	487	145	7,293	632	8,772
Provision for unfunded commitments	567	1,017	-	1,584	-
New Market Tax Credit amortization	-	1,200	1,200	1,200	1,200
Adjusted pre-provision net revenue	$46,448	$38,211	$42,823	$84,659	$81,425

Average total assets	$10,374,820	$9,688,177	$9,522,678	$10,031,499	$9,198,975

Reported: Pre-provision net revenue to average assets[1]	1.76%	1.49%	1.45%	1.63%	1.57%
Adjusted: Pre-provision net revenue to average assets[1]	1.80%	1.59%	1.80%	1.70%	1.78%

1 Annualized measure.

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Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income, Adjusted Earnings Per Share and Adjusted Return on Average Assets
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net income	$25,806	$15,364	$24,085	$41,170	$49,554
Acquisition expenses
Salaries, wages and employee benefits	-	-	43	-	43
Data processing	-	-	327	-	334
Lease or fixed asset impairment	-	-	415	-	415
Other (includes professional and legal)	141	145	3,293	286	4,498
Other restructuring costs
Salaries, wages and employee benefits	346	-	275	346	275
Data processing	-	-	292	-	392
Other (includes professional and legal)	-	-	826	-	993
MSR valuation impairment	-	-	1,822	-	1,822
Related tax benefit	(102)	(30)	(1,880)	(132)	(2,214)
Adjusted net income	$26,191	$15,479	$29,498	$41,670	$56,112

Diluted average common shares outstanding	54,705,273	54,913,329	55,941,117	54,807,170	54,764,129
Reported: Diluted earnings per share	$0.47	$0.28	$0.43	$0.75	$0.90
Adjusted: Diluted earnings per share	$0.48	$0.28	$0.53	$0.76	$1.02

Average total assets	$10,374,820	$9,688,177	$9,522,678	$10,031,499	$9,198,975

Reported: Return on average assets[1]	1.00%	0.64%	1.01%	0.83%	1.09%
Adjusted: Return on average assets [1]	1.02%	0.64%	1.24%	0.84%	1.23%

1 Annualized measure.

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Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reported: Net interest income	$70,813	$69,433	$73,428	$140,246	$141,811
Tax-equivalent adjustment	717	730	777	1,447	1,454
Purchase accounting accretion related to business combinations	(2,477)	(2,827)	(3,471)	(5,304)	(6,465)
Adjusted: Net interest income	$69,053	$67,336	$70,734	$136,389	$136,800

Average interest-earning assets	$9,485,200	$8,817,544	$8,666,136	$9,151,372	$8,378,862

Reported: Net interest margin[1]	3.03%	3.20%	3.43%	3.11%	3.45%
Adjusted: Net Interest margin[1]	2.93%	3.07%	3.27%	3.00%	3.29%

1 Annualized measure.

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reported: Net Interest income	$70,813	$69,433	$73,428	$140,246	$141,811
Tax- equivalent adjustment	717	730	777	1,447	1,454
Tax-equivalent interest income	$71,530	$70,163	$74,205	$141,693	$143,265

Reported: Non-interest income	27,964	27,517	27,896	55,481	53,841
Less securities gains and losses, net	(315)	(587)	1,026	(902)	984
Adjusted: Non-interest income	$27,649	$26,930	$28,922	$54,579	$54,825

Reported: Non-interest expense	53,068	60,514	68,020	113,582	125,183
Amortization of intangible assets	(2,519)	(2,557)	(2,412)	(5,076)	(4,506)
Non-operating adjustments:
Salaries, wages and employee benefits	(346)	-	(318)	(346)	(318)
Data processing	-	-	(619)	-	(726)
Other	(141)	(145)	(6,356)	(286)	(7,728)
Adjusted: Non-interest expense	$50,062	$57,812	$58,315	$107,874	$111,905

Reported: Efficiency ratio	50.97%	59.69%	63.62%	55.28%	60.92%
Adjusted: Efficiency ratio	50.48%	59.54%	56.55%	54.96%	56.49%

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Reconciliation of Non-GAAP Financial Measures – Tangible Common Equity, Tangible Common Equity to Tangible Assets, Tangible Book Value per Share and Return on Average Tangible Common Equity
(dollars in thousands)

	As of and for the Three Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019
Total assets	$10,835,965	$9,721,405	$9,612,667
Goodwill and other intangible assets, net	(368,053)	(370,572)	(375,327)
Tax effect of other intangible assets, net	15,825	16,530	17,075
Tangible assets	$10,483,737	$9,367,363	$9,254,415

Total stockholders’ equity	1,236,084	1,217,585	1,203,608
Goodwill and other intangible assets, net	(368,053)	(370,572)	(375,327)
Tax effect of other intangible assets, net	15,825	16,530	17,075
Tangible common equity	$883,856	$863,543	$845,356

Ending number of common shares outstanding	54,516,000	54,401,208	55,386,636

Tangible common equity to tangible assets[1]	8.43%	9.22%	9.13%
Tangible book value per share	$15.92	$15.57	$14.95

Average common equity	$1,233,270	$1,218,160	$1,195,802
Average goodwill and intangibles, net	(369,699)	(372,240)	(376,851)
Average tangible common equity	$863,571	$845,920	$818,951

Reported: Return on average tangible common equity[2]	12.02%	7.30%	11.80%
Adjusted: Return on average tangible common equity[2,3]	12.20%	7.36%	14.45%

	Six Months Ended
	June 30, 2020	June 30, 2019
Average stockholders' common equity	$1,225,715	$1,153,075
Average goodwill and intangibles, net	(370,969)	(364,786)
Average tangible stockholders' common equity	$854,746	$788,289

Reported: Return on average tangible common equity[2]	9.69%	12.68%
Adjusted: Return on average tangible common equity[2,3]	9.80%	14.35%

1 Tax-effected measure, 28% estimated deferred tax rate.

2 Annualized measure.

3 Calculated using adjusted net income.

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Special Note Concerning Forward-Looking Statements

Statements made in this document, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the Company’s ability to control or predict, could cause actual results to differ materially from those in the Company’s forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economy (including the impact of the 2020 presidential election and the impact of tariffs, a U.S. withdrawal from or significant negotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), or other adverse external events that could cause economic deterioration or instability in credit markets; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in accounting policies and practices, including CECL, that changed how the Company estimates credit losses; (v) changes in interest rates and prepayment rates of the Company’s assets (including the impact of The London Inter-bank Offered Rate phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) the loss of key executives or associates; (ix) changes in consumer spending; (x) unexpected results of current and/or future acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (xi) unexpected outcomes of existing or new litigation involving the Company; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect its financial results, is included in the Company’s filings with the Securities and Exchange Commission.

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